Exhibit 99.1


                                    News Release

FOR IMMEDIATE RELEASE

Contacts: Chuck Coppa, CFO, or Lyle Jensen, CEO
          GreenMan Technologies, 781/224-2411


GreenMan Technologies, Inc. Announces New $16 Million Non-Convertible Credit Facility; Approximately $8.5 Million of Short Term Debt Converted to Long Term;

      LYNNFIELD, Massachusetts - July 10, 2006-- GreenMan Technologies, Inc. (OTCBB: GMTI) a leading recycler of approximately 20 million scrap tires per year in the United States, today announced the completion of a new three year, $16 million credit facility (the "Credit Facility") with its existing lender, Laurus Master Fund, Ltd. ("Laurus"), a Cayman islands company. The Credit Facility which includes GreenMan and only it's wholly owned subsidiaries GreenMan Technologies of Iowa, Inc. and GreenMan Technologies of Minnesota, Inc. (together, the "Companies") consists of a $5 million non-convertible secured revolving note (the "Revolving Note") the proceeds of which are based on the Companies' "eligible collateral'" at the time of advance and an $11 million secured non-convertible term note (the "Term Note"). Unlike the terms of the previous credit facility with Laurus, the Credit Facility is not convertible into shares of GreenMan's common stock. Specific details of this transaction can be found in our Form 8-K which was filed with the Securities and Exchange Commission today.

The Companies used approximately $10 million of the Term Note proceeds to repay certain existing debt (including approximately $8.5 million due to Laurus and $1.2 million due to GreenMan of Iowa's primary lender) and to pay approximately $878,000 of transaction fees associated with the new Credit Facility. There were no advances made at the close under the Revolving Note. In addition, approximately $1.1 million of previously incurred non-cash unamortized debt discount associated with the beneficial conversion features associated with the repaid debt will be expensed at June 30, 2006.

In connection with the Credit Facility, we issued Laurus a warrant to purchase up to an aggregate of 3,586,429 shares of our common stock at an exercise price equal to $0.01 per share subject to certain trading and ownership limitations relating to shares acquired upon exercise of the warrant. Laurus has agreed not to sell on any trading day more than ten percent of the aggregate numbers of shares of common stock traded on such trading day or hold more than 4.99% of our outstanding capital stock. These limitations may be waived if there is a continuing Event of Default. Furthermore, the 4.99% limitation may also be waived 61 days following receipt of notice from Laurus of their intent to waive this limitation. In addition, previously issued warrants to purchase an aggregate of 1,380,000 shares of our common stock were canceled as part of these transactions.

"Safe Harbor" Statement: Under the Private Securities Litigation Reform Act

With the exception of the historical information contained in this news release, the matters described herein contain `forward-looking' statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not be able to secure the financing necessary to return to profitability, the possibility that we may not realize the benefits of product acceptance, economic, competitive, governmental, seasonal, management, technological and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including the quarterly report on Form 10-QSB for the fiscal period ended March 31,2006. The Company disclaims any intent or obligation to update these "forward-looking" statements.